EXHIBIT 10(rr)

     The shareholders, of Culp, Inc. (the "Company") approved the following two amendments to the Company's 1993 Stock Option Plan (the "1993 Plan") on September 26, 2000:

     The text of the proposed amendments are as follows:

     Amendment 1: The last sentence of Section 2 is amended to read: "The maximum number of shares that may be issued pursuant to this Plan is 1,159,500."

     Amendment 2: The 1993 Plan is amended by adding an additional Section 14, as follows:

          "14. Repricing of Options. Neither the company, the Committee, nor any person or entity administering the plan or options granted thereunder may adjust or amend the exercise price of any option previously granted under the Plan, whether through amendment, cancellation or replacement grant of such option."